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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15 (d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) December 31, 2000
                                                 -----------------
Commission File No. 33-76716
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                               GENERAL MEDIA, INC.
     -----------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)



          DELAWARE                                  13-3750988
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(State or other jurisdiction                        (IRS Employer
of incorporation)                                   Identification Number)

11 PENN PLAZA, NEW YORK, NY                         10001
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(Address of Principal Executive                     Zip Code
Offices)

                                 (212) 702-6000
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              (Registrant's telephone number, including area code)



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ITEM 5 - OTHER EVENTS


General Media, Inc. ("GMI") has reached an agreement with its Noteholders with respect to a restructuring of its outstanding public debt. The agreement was reached with the holders of 97% (the "Consenting Holders") of the 10-5/8% Series B Senior Secured Notes due 2000 (the "Notes"). The agreement is subject to customary terms and conditions, including the negotiation and execution of satisfactory definitive documentation.


The Notes have an outstanding remaining principal balance of $52 million and were due on December 31, 2000. Under the agreement, the company will endeavor to offer to all Noteholders to exchange the Notes and any warrants held by Noteholders for new notes and preferred stock meeting certain specified terms and conditions. The Consenting Holders have agreed that, if and when such an offer is made they will accept it and, that in the interim they will not sell, transfer or assign their Notes unless the buyer, assignee or transferee agrees to be bound by the agreement. The agreement terminates if, among other things, GMI has not formally initiated the exchange offer on or prior to January 31, 2001.


The new notes will mature on the third anniversary of the closing date of the refinancing (the "Closing Date"). The new notes will bear interest at a rate of 15% per annum from and after January 1, 2001 and require amortization payments ranging from a total of $3.7 million during the first year following the Closing Date to a total of $6.5 million in the second year following the Closing Date and $4.55 million in the first three quarters of the third year following the Closing Date. In addition, further amortization equal to 50% of excess cash flow in each year will be required. GMI will also furnish certain collateral for the new notes in addition to the collateral that secured the Notes.


The preferred stock to be issued to exchanging Noteholders carries a liquidation preference of $10 million, provides for "paid-in-kind" dividends at a 13% per annum rate and is convertible, after 2 years following the Closing Date, into 10% of GMI's common stock on a fully diluted basis in the third year, 12.5% of GMI's common stock on a fully diluted basis in the fourth year, and 15% of such common stock on a fully diluted basis during the fifth year. The preferred stock is mandatorily redeemable by GMI (subject to the aforementioned conversion rights) at the end of the fifth year. The preferred stock may be optionally redeemed by GMI at a discount during the first and second years following the Closing Date, at redemption prices ranging from $4 million to $6 million in the first year and $10 million in the second year, and may be optionally redeemed at increasing premiums during the third, fourth and fifth years, provided that the new notes are paid in full at or before the time of any redemption. Finally, GMI has agreed to pay a fee equal to 2% of the principal amount of the Notes held by Noteholders who agree to the exchange offer, and will reimburse the Consenting Holders for their legal fees and expenses in connection with the restructuring.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   General Media, Inc.
                                   (Registrant)



Dated: January 4, 2001             By:   /S/ JOHN D. ORLANDO
                                         --------------------
                                              Signature

                                   John D. Orlando
                                   Senior Vice President-Chief Financial Officer

                                   (Duly Authorized Officer and
                                   Principal Accounting Officer)